Exhibit 21.1

Subsidiaries of Investors Capital Holdings, Ltd.

Subsidiary                                               Jurisdiction of Incorporation

Investors Capital Corporation                                   MA

ICC Insurance Agency, Inc.                                      MA

Investors Capital Holdings Securities CorporationMA

Advisor Direct, Inc.                                                            MA

All subsidiaries are wholly-owned by Investors Capital Holdings, Ltd.